Exhibit 10.1


                                    ARAMARK
                        2001 DEFERRED COMPENSATION PLAN
                        (as effective on the IPO Date)

I.   PURPOSE

The ARAMARK 2001 Deferred Compensation Plan (the "Plan") allows eligible executives of the Company and its subsidiaries to defer the payment of their Salary and/or Bonus until a specified date in the future.

II.  DEFINITIONS

"Bonus" means amounts that are not salary or wages that are earned by the Executive from the Company or a subsidiary in the form of an incentive or performance bonus.

"Cause" means (i) the Executive's conviction of or entry of a plea of guilty or nolo contendere to a felony (or any similar crime for purposes of laws outside the United States), (ii) the Executive's fraud or dishonesty, (iii) the Executive's willful failure to perform assigned duties to the Company or an affiliate, (iv) the Executive's willful violation of the ARAMARK Business Conduct Policy, or (v) the Executive's intentionally working against the best interest of the Company or an affiliate.

"Committee" means the committee appointed by the Board of Directors of the Company to administer the Plan.

"Company" means ARAMARK Worldwide Corporation, a Delaware corporation.

"Deferral Account" means the bookkeeping account pursuant to which the Company records amounts deferred by the Executive under the Plan.

"Effective Date" means the IPO Date.

"Executive" means an employee of the Company or any subsidiary who is a member of senior management and is identified as a key employee.

"Plan" means this ARAMARK 2001 Deferred Compensation Plan.

"Plan Administrator" means the individual(s) appointed by the Committee for purposes of determining eligibility to make deferrals under the Plan and administering deferral elections under the Plan.

"Plan Year" means the fiscal year of the Company. The period commencing on the Effective Date and ending on September 3, 2001 shall be the initial Plan Year.

"Salary" means an Executive's base salary, wages and sales commissions (but excludes bonuses, overtime pay, or incentive pay) earned by the Executive from the Company or a subsidiary.


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III. ELIGIBILITY

The Plan Administrator shall determine, in its sole discretion, the Executives eligible to participate in the Plan for purposes of deferring Salary and/or Bonuses. Notwithstanding the foregoing, each Executive who, immediately prior to the Effective Date, was a participating executive making deferrals under the ARAMARK Deferred Compensation Plan, shall be eligible to participate in this Plan on the Effective Date and to make deferrals of Salary and/or Bonus, as applicable, earned in respect of periods on and after the Effective Time.

IV.  DEFERRAL PROVISIONS

Salary and/or Bonuses may be deferred under this Plan pursuant to rules and procedures established from time to time by the Committee. Such rules and procedures may establish, among other things: (1) deadlines for filing deferral elections under the Plan, (2) any applicable limits on the amount of Salary and Bonus that may be deferred under the Plan, (3) any applicable limits on the period or length of deferrals, (4) any conditions and limitations on changing or revoking deferral elections during a Plan Year, including applicable penalties, and (5) any conditions and limitations on withdrawals and distributions while the Executive's deferral election remains in effect. Notwithstanding the foregoing, with respect to Executives who first become eligible to participate in this Plan on the Effective Date as a result of the Executive's participation in the ARAMARK Deferred Compensation Plan, such Executive's elections under that ARAMARK Deferred Compensation Plan, as in effect immediately prior to the Effective Date, shall continue to apply under this Plan with respect to Salary and/or Bonuses, as applicable, earned in respect of periods on and after the Effective Date until changed by the Executive in accordance with the terms and conditions of this Plan.

V.   EARNINGS ON DEFERRAL ACCOUNTS

Deferral Accounts shall be credited with earnings, losses, interest, or other forms of investment return pursuant to rules and procedures adopted by the Committee, in its sole discretion. Deferrals shall be deemed to begin to accrue earnings as of the date they would otherwise have been paid to the Executive.

VI.  PAYMENT PROVISIONS

Payment of deferrals shall be made pursuant to rules and procedures established from time to time by the Committee. The Company reserves the right, at any time, to accelerate the schedule according to which the Executive's deferrals will be paid. In addition, in the event the Executive's employment with the Company is terminated by the Company for Cause, the Company reserves the right to accelerate the schedule according to which the Executive's deferrals will be paid by making a lump sum payment of the Executive's deferred amounts.

VII. Hardship Withdrawals

The Committee may establish rules and procedures permitting Executives to withdraw all or a portion of the amount then credited to the Executive's Deferral Account, if the withdrawal is necessary in light of an immediate and heavy financial need of such Executive for which such funds are not reasonably available from the Executive's other resources. The Committee may

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delegate responsibility for administering and reviewing hardship withdrawal requests to one or more individuals.

VIII.    NO ASSIGNMENT OR ALIENTATION OF BENEFITS

Except as hereinafter provided, amounts deferred under this Plan may not be voluntarily or involuntarily assigned, pledged, or alienated. Unless required by law, no execution or attachment of any amount that becomes payable pursuant to any provision of this Plan shall be valid or recognized by the Company.

IX.  NO RIGHT TO COMPANY ASSETS

Amounts credited to the Executive's Deferral Account will not be held by the Company in trust, escrow, or similar fiduciary capacity, and benefits paid under the Plan shall be paid from general funds of the Company. Neither the Executive, a beneficiary, nor any legal representative will have any right against the Company with respect to any portion of the Deferral Account or any assets of the Company or any subsidiary, except as a general, unsecured creditor of the Company.

X.   ADMINISTRATION

     A. The Committee shall administer the Plan and shall be the sole interpreter and arbiter of this Plan. The Committee has the right to amend the Plan's provisions at any time, provided that such amendments do not (1) decrease the balance of the Executive's Deferral Account at the time of such amendment, or (2) retroactively decrease the applicable rate of interest, earnings or other investment return prior to the time of such amendment. The individuals serving on the Committee shall be indemnified and held harmless by the Company from any and all liability, costs, and expenses, arising out of any action taken by any member with respect to the Plan to the maximum extent permitted by law.

     B. The Board of Directors of the Company may at any time amend or terminate the Plan as to all or any group of Executives. If the Plan is terminated, the affected Executive's Deferral Account will be distributed over a period determined by the Board.

XI.  MISCELLANEOUS

     A. The rights and obligations of the Company and its subsidiaries under this Plan shall be binding on their successors and assigns.

     B. This Plan shall not confer upon any person any right to be continued in the employment of the Company or any subsidiary.

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     C.   In the event an provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect, the validity of the other provisions of the Plan.

     D. The Company is authorized to withhold amounts necessary to satisfy any federal, state or local tax withholding requirements and social security or other employee tax requirements applicable with respect to the deferral or payment of amounts hereunder.

     E. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

     F. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions thereof, except to the extent pre-empted by ERISA.